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                                                               EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Networks Associates, Inc. on Form S-8 (File Nos 333-11155, 333-33297 and 333-41337) and Form S-3 (File Nos. 333-25935 and 333-46049) of our reports dated January 20, 1998, except for the matters discussed in Notes 14 and 16 for which the date is February 13, 1998, on our audits of the consolidated financial statements and financial statement schedule of Networks Associates, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.


                                             COOPERS & LYBRAND L.L.P.

San Jose, California
February 13, 1998